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                                                                       EXHIBIT 5

Genentech, Inc.
1 DNA Way
South San Francisco, California 94080

May 5, 2004

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Genentech, Inc. (the "Company"). In connection with this opinion, I have examined the following documents:

      - the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission covering the offering of 25,000,000 shares of the Company's Common Stock, par value $.02 per share (the "Shares"), pursuant to the 1999 Stock Plan, as amended and restated on February 13, 2003, 2,000,000 Shares pursuant to the 1991 Employee Stock Plan, as amended effective April 23, 2003 and 40,000,000 Shares pursuant to the 2004 Equity Incentive Plan (collectively, the "Plans") and the related Prospectuses;

      - the Company's Amended and Restated Certificate of Incorporation and Bylaws; and

      - such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Plans and the related Prospectuses, will be validly issued, fully paid, and nonassessable.

I am admitted to practice only in the State of California. The opinions set forth herein are limited to matters of the General Corporation Law of Delaware and the federal securities laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ STEPHEN G. JUELSGAARD

                                        Stephen G. Juelsgaard
                                        Executive Vice President,
                                        General Counsel and Secretary